PRICING SUPPLEMENT NO. 32 DATED November 1, 2004	Filed Under Rule 424(b)(3)
(To Prospectus dated April 25, 2003 and Prospectus	Registration Statement Nos. 333-104444,
Supplement dated March 25, 2004)	333-104444-01 and 333-104444-02

Prudential Financial, Inc.

$73,990,000

InterNotesSM Due November 4, 2014

(Zero Coupon)

This pricing supplement relates to $73,990,000 aggregate principal amount at maturity of InterNotes®, or the “notes,” of Prudential Financial, Inc. We will not pay interest on the notes prior to maturity. The notes will be issued at a price of approximately $60.81 per $1,000 stated principal amount. You should read this pricing supplement in conjunction with the Prospectus dated April 25, 2003 and Prospectus Supplement dated March 25, 2004. Unless otherwise defined herein, capitalized terms used herein have the meanings given to them in the accompanying prospectus, as supplemented.

We will sell the notes offered hereunder directly to two of our wholly owned subsidiaries organized outside of the United States. We expect to deliver the notes in book-entry form only, through the facilities of The Depositary Trust Company, New York, New York, on or about November 4, 2004. We will receive all of the proceeds of this offering.

Investing in the notes involves certain risks, including those described in the “Risk Factors” section beginning on page S-6 of the accompanying prospectus supplement and the “Risk Factors” section beginning on page 6 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this pricing supplement, the accompanying prospectus or the prospectus supplement. Any representation to the contrary is a criminal offense.

The notes being sold have the following terms:

CUSIP No.	74432A7L8

Initial trades settle flat and clear SDFS: DTC Book-Entry only, DTC Number 0908, via Citibank NYC/CUST.

Aggregate Principal Amount at Maturity:	$73,990,000

Selling Price (as percentage of par):	60.8132%

Gross Concession:	Not applicable.

Net Proceeds to Us:	100% or $44,995,686.68.

Coupon Type:	Zero coupon notes.

Coupon Rate:	Not applicable.

Coupon Frequency:	Not applicable.

First Coupon Amount:	Not applicable.

InterNotes® is a trademark of Incapital, LLC

Important Dates:

Maturity Date:	November 4, 2014

First Coupon Date:	Not applicable.

Trade Date:	November 1, 2004

Settlement Date:	November 4, 2004

Minimum Denomination/Increments:	$1,000/$1,000

Survivor’s Option:	No.

Original Issue Discount:	Accrues at 5.036% per year beginning on date of original issuance; 360/30 semiannual bond equivalent basis. See “Certain Additional U.S. Federal Income Tax Considerations” beginning on page 2 of this pricing supplement and “Certain U.S. Federal Income Tax Considerations” beginning on page S-24 of the accompanying prospectus supplement.

Form of Notes:	Book-entry only.

Product Ranking:	Senior unsecured notes.

Moody’s Rating:	A3

S&P Rating	A-

Redemption Information:	Not applicable.

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